EXHIBIT (9)(AF)


                         FUND ACCOUNTING SERVICING AGREEMENT
                       (Addition of International Equity Fund)




Firstar Trust Company
P.O. Box 2054
Milwaukee, WI 53201

Gentlemen:

          Pursuant to Paragraph 4 of the Fund Accounting Servicing Agreement dated March 23, 1988 that you and we have entered into, we are writing to request that you render accounting services under the terms of said agreement with respect to the International Equity Fund. Your compensation for the services provided under said agreement for said additional portfolio shall be determined in accordance with the fee schedule attached hereto. Please sign two copies of this letter where indicated to signify your agreement to provide said services and to the compensation terms set forth on the attached fee schedule.

                                   Sincerely,


Dated:  September 2, 1997          PORTICO FUNDS, INC.



                                   By:/s/ Mary Ellen Stanek
                                      ---------------------------
                                      (Authorized Officer)



ACKNOWLEDGED AND AGREED:

FIRSTAR TRUST COMPANY


By:/s/ Andrea McVoy           Dated:  September 2, 1997
   --------------------
   (Authorized Officer)


                      FIRSTAR TRUST COMPANY
                  FUND VALUATION AND ACCOUNTING
                               FOR
                       PORTICO FUNDS, INC.

                    International Equity Fund
                    -------------------------


Portfolio Services
------------------
Annual fee schedule for International Equity Fund based on market value of assets.

     $31,250 for first $40,000,000.00
      2.5/100 of 1% on the next $200,000,000.00
      1.25/100 of 1% on the next $200,000,000.00
      6.25/1000 of 1% on the balance.


Out-of-Pocket Expenses:  Charged on the Account.

Fees are billed monthly.